Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-265823, 333-235852, 333-244407, 333-217300, 333-223558, 333-229963, 333-255125, and 333-271036) on Form S-8 and (Nos. 333-256611 and 333-274257) on Form S-3 of our report dated March 18, 2024, with respect to the consolidated financial statements of Forte Biosciences, Inc.

/s/ KPMG LLP

San Diego, California
March 18, 2024